Exhibit 99.1
FOR IMMEDIATE RELEASE
APRIL 19, 2006
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP REPORTS
QUARTERLY EARNINGS INCREASE
     Munster, Indiana — - NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $1.7 million, or $0.60 earnings per basic and diluted share for the quarter ended March 31, 2006, compared to net income of $1.6 million, or $0.58 earnings per basic and $0.57 earnings per diluted share for the same period a year earlier. The current quarter net income represented a 4.3% increase over the first quarter net income reported during the prior year. In addition, for the quarter ended March 31, 2006, the return on average assets (ROA) was 1.10% and return on average equity (ROE) was 14.24%.
     David A. Bochnowski, Chairman and Chief Executive Officer, attributed the Bank’s performance to consistent core earnings, asset quality, increased noninterest income from banking activities and stable operating expenses.
     At March 31, 2006, assets totaled $615.2 million. During the first quarter, securities growth totaled $7.4 million, while loan balances increased by $1.9 million and short-term investments decreased by $20.0 million. Core deposits, which include checking, savings and money market accounts, decreased by $16.7 million during the three months ended March 31, 2006. Core deposits represented 57.7% of the Bancorp’s total deposits at quarter end. The decrease in short-term investments and core deposits was affected by a $25.0 million withdrawal of short-term local government funds. Certificates of deposit growth totaled $816 thousand, while sweep repurchase agreement balances increased by $2.2 million.
     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $5.0 million for the current quarter, compared to $5.1 million for the quarter ended March 31, 2005.
     “Core earnings have been negatively impacted by the flat treasury yield curve and the persistent increase in short term interest rates by the Federal Reserve. The increase in interest costs paid to depositors has not been matched by an up tick in loan demand by borrowers,” said Bochnowski.
     Despite the current general economic pressures, the Bancorp’s non-performing loans to total assets remains at the manageable level of 0.44% at March 31, 2006. During the current quarter, no additional provisions to the allowance for loan losses were required. The balance of $4.2 million in the allowance for loan losses at March 31, 2006, is considered adequate by management based on its current analysis of loan portfolio credit quality, changes in the portfolio mix and local economic conditions.

     Noninterest income from banking activities has increased by $233 thousand, or 29.1%, for the three months ended March 31, 2006. The current quarter’s increase was due to increased income from account related services, increased income from trust operations, and income from the sale of foreclosed real estate.
     Noninterest expense increased by $204 thousand, or 6.0%, for the quarter ended March 31, 2006. The change was a result of increases in compensation and benefits, occupancy expense, marketing and other expenditures related to normal banking operations.
     At March 31, 2006, shareholders’ equity stood at $47.2 million or 7.7% of total assets. The book value of the Bancorp’s stock stood at $16.90 per share.
     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website, www.ibankpeoples.com provides information on the Bank’s products, services, interest rates and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,
	2006	December 31,
	(unaudited)	2005

Assets

Cash and cash equivalents	$16,077	$39,831
Available-for-sale securities	83,822	76,382
Held-to-maturity securities	13,702	13,711
Federal Home Loan Bank stock	2,987	2,987
Loans held for sale	258	0
Loans receivable	470,941	469,043
Less: allowance for loan losses	(4,196)	(4,181)

Net loans receivable	466,745	464,862
Premises and equipment	14,531	14,510
Foreclosed real estate	119	260
Other assets	16,951	14,896

Total assets	$615,192	$627,439

Liabilities and Stockholders’ Equity

Deposits	$509,830	$525,731
Borrowed funds	53,944	51,153
Accrued expenses and other liabilities	4,254	4,122

Total liabilities	568,028	581,006
Stockholders’ Equity	47,164	46,433

Total liabilities and stockholders’ equity	$615,192	$627,439

Consolidated Statements of Income
(Dollars in Thousands)

	Three Months Ended
	March 31,
	(unaudited)
	2006	2005

Total interest income	$8,305	$7,007
Total interest expense	3,266	1,949

Net interest income	5,039	5,058
Provision for loan losses	0	65

Net interest income after provision for loan losses	5,039	4,993

Total noninterest income	1,035	802
Total noninterest expenses	3,620	3,416

Income before income tax expenses	2,454	2,379
Income tax expenses	778	772

Net Income	$1,676	$1,607

Selected Financial Data

	Three Months Ended
	March 31,
	2006	2005
Earnings per common share:
Basic	$0.60	$0.58
Diluted	$0.60	$0.57
Net interest margin	3.62%	3.93%
Return on average assets	1.10%	1.14%
Return on average equity	14.24%	14.45%

	At
	March 31,	March 31,
	2006	2005
Stockholders’ equity as a percent of total assets	7.67%	7.78%
Book value per share	$16.90	$15.93